Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Third Quarter and First Nine Months 2019 Results

ORLANDO, FL, Nov. 7, 2019 - SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the third quarter and first nine months of fiscal year 2019.

Third Quarter 2019 Highlights

•	Attendance decreased by 0.2 million guests, or 2.6%, to 8.1 million guests from the third quarter of 2018.
•	Total revenue decreased by $9.5 million, or 2.0%, to $473.7 million from the third quarter of 2018.
•	Net income increased by $2.0 million, or 2.1%, to $98.0 million from the third quarter of 2018.
•	Adjusted EBITDA[1] decreased by $5.5 million, or 2.6%, to $206.9 million from the third quarter of 2018.

First Nine Months 2019 Highlights

•	Attendance decreased by 0.1 million guests, or 0.3%, to 17.9 million guests from the first nine months of 2018.
•	Total revenue increased by $8.0 million, or 0.7%, to $1.1 billion from the first nine months of 2018.
•	Net income increased by $57.8 million, or 103.5%, to $113.7 million from the first nine months of 2018.
•	Adjusted EBITDA increased by $36.3 million, or 10.8%, to $373.0 million from the first nine months of 2018.

Other Highlights

•	In the third quarter of 2019, the Company helped rescue over 490 animals and surpassed 36,000 total rescues over its history.

“We are pleased with the progress we have made this year towards optimizing our business and operations. While we are disappointed with our financial results in the quarter, we believe these results would have been stronger – and that we would have grown attendance, total revenue and Adjusted EBITDA – absent unusually unfavorable weather, a negative calendar shift and a significant overspend of certain marketing related expenses,” said Marc Swanson, Interim Chief Executive Officer of SeaWorld Entertainment, Inc.  “In the third quarter, attendance across several of our parks, in particular in Florida, was negatively impacted by significantly more rain days when compared to the prior year. We estimate the number of weather days impacting the quarter for our Florida parks increased by almost 50% compared to the prior year quarter.  Additionally, over Labor Day weekend (one of our highest attendance weekends of the year), attendance at our Florida parks was considerably impacted by Hurricane Dorian, due to its related impact on travel and visitation plans and park operating hours.  We estimate the attendance impact related to Hurricane Dorian was over 90,000 visits. Also, the third quarter was negatively impacted by a calendar shift that moved one peak weekend summer day in July to a less impactful weekday day in September. In aggregate, we estimate the combination of unusually unfavorable weather and the negative calendar shift reduced our quarterly attendance by approximately 330,000 guests.”

“Despite the weather and calendar headwinds that negatively impacted our attendance this quarter, we continued to grow our total revenue per capita and we continued to make good progress on our cost and efficiency initiatives.  Our progress on cost reductions was masked in the quarter by a significant overspend in marketing expense of approximately $9.5 million related to less disciplined management of certain marketing related costs. We have since made adjustments to our process to better manage these costs and do not expect this type of overspend to repeat,” continued Swanson.

“Year-to-date through the first three quarters of the year, we grew total revenue, net income and Adjusted EBITDA,” said Swanson.  “While we are happy that our total revenue, net income and Adjusted EBITDA are moving in the right direction and that our Adjusted EBITDA is up over 10% year-to-date compared to the same period last year, we know we have the ability to deliver much stronger financial results.

“Looking ahead, we are excited about our popular holiday events that will start shortly and run through the remainder of the year and will again feature Rudolph the Red-Nosed Reindeer™ along with a new Cirque Christmas show in San Diego.  In addition, we are particularly excited about the recently announced line-up of new rides and attractions for next year, which we believe is the strongest line up of new rides and attractions in our history.   Each of our SeaWorld and Busch Gardens parks will be getting a major new roller coaster next year, most of which will be some combination of the tallest, fastest, steepest coaster in the market or in the world. And our water parks in Orlando, Tampa, San Antonio and Williamsburg along with our Sesame Place theme park will also be getting new rides or attractions next year.  We are also excited to have recently announced that our second Sesame Place theme park will open up on the West Coast, in San Diego, replacing Aquatica San Diego starting in 2021.  We are looking forward to opening this park and to continuing our work on future potential Sesame Place parks across the United States in partnership with the Sesame Street Workshop.”

[1]

This earnings release includes Adjusted EBITDA and Free Cash Flow which are metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” section and the financial statement tables for the definitions of Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

“We are committed to continue to refine our marketing, communications and pricing strategies to drive increased attendance and revenue and to remain focused on reducing costs and expanding our margins. As such, we have confidence in our ability to achieve the higher end of our 2020 goal of $475 million to $500 million in Adjusted EBITDA. We are excited about the future and confident we will deliver significantly improved financial results that will lead to meaningfully increased shareholder value,” Swanson concluded.

Third Quarter 2019 Results

In the third quarter of 2019, the Company hosted approximately 8.1 million guests, generated total revenues of $473.7 million, net income of $98.0 million and Adjusted EBITDA of $206.9 million. Net income includes approximately $1.2 million of pre-tax expenses associated with restructuring and other separation-related costs.  Net income in the third quarter of 2018 includes approximately $3.9 million of pre-tax expenses associated with restructuring and other separation-related costs.

The Company believes the decrease in attendance in the third quarter results primarily from unfavorable weather, including Hurricane Dorian, and a negative calendar shift, related to one less peak summer weekend day when compared to the prior year quarter.   The decline in total revenue was primarily a result of a decrease in attendance along with a decrease in admission per capita (defined as admissions revenue divided by total attendance), partially offset by improved in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance). Admission per capita declined primarily due to the continued implementation of targeted promotions and pricing strategies during the quarter, partially offset by price increases on certain products.  In-park per capita spending improved primarily due to pricing initiatives and increased sales of in-park products. Adjusted EBITDA was negatively impacted by a decrease in total revenue and an increase in selling, general and administrative expenses partially offset by the realization of cost savings initiatives.  Selling, general and administrative expenses increased primarily due to approximately $9.5 million in marketing overspend and the timing of certain expenses.

	Three Months Ended September 30,		Change
	2019	2018	%
(In millions, except per share and per capita amounts)
Total revenues	$473.7	$483.2	(2.0%)
Net income	$98.0	$96.0	2.1%
Earnings per share, diluted	$1.24	$1.10	12.7%
Adjusted EBITDA	$206.9	$212.4	(2.6%)
Net cash provided by operating activities	$146.3	$140.6	4.0%
Attendance	8.1	8.3	(2.6%)
Total revenue per capita	$58.31	$57.91	0.7%
Admission per capita	$33.00	$33.54	(1.6%)
In-Park per capita spending	$25.31	$24.37	3.9%

First Nine Months 2019 Results

In the first nine months of 2019, the Company hosted approximately 17.9 million guests and generated total revenues of $1.1 billion, net income of $113.7 million and Adjusted EBITDA of $373.0 million. Net income includes approximately $4.3 million of pre-tax expenses associated with a previously announced equity transaction and $3.8 million of pre-tax expenses associated with restructuring and other separation-related costs.  Net income in the first nine months of 2018 includes approximately $34.0 million of pre-tax expenses associated with separation-related costs and legal settlement accruals.

The Company believes the decrease in attendance results primarily from unfavorable weather, particularly over the Company’s peak summer period, including the impact of Hurricane Dorian, partially offset by a combination of factors including the positive reception of its new rides and compelling attractions and events and enhanced overall marketing and communication initiatives.  Revenue was positively impacted by increased in-park per capita spending partially offset by lower admission per capita and lower attendance.  The decline in admission per capita primarily results from the continued implementation of targeted promotions and pricing strategies, partially offset by price increases on certain products.  Adjusted EBITDA was positively impacted by the realization of cost savings initiatives and an increase in total revenue.

	Nine Months Ended September 30,		Change
	2019	2018	%
(In millions, except per share and per capita amounts)
Total revenues	$1,100.2	$1,092.3	0.7%
Net income	$113.7	$55.8	103.5%
Earnings per share, diluted	$1.39	$0.64	117.2%
Adjusted EBITDA	$373.0	$336.7	10.8%
Net cash provided by operating activities	$313.7	$267.5	17.3%
Attendance	17.9	18.0	(0.3%)
Total revenue per capita	$61.38	$60.74	1.1%
Admission per capita	$34.86	$35.35	(1.4%)
In-Park per capita spending	$26.52	$25.39	4.5%

Debt and Liquidity

As of September 30, 2019, the Company’s total leverage ratio2 as calculated under the Senior Secured Credit Facilities was 3.34 to 1.00.

Conference Call

The Company will hold a conference call today, Wednesday, November 7, 2019 at 9 a.m. Eastern Time to discuss its third quarter financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.SeaWorldInvestors.com.  For those unable to participate in the live webcast, a replay will be available beginning at 12 p.m. Eastern Time on November 7, 2019 under the “Events & Presentations” tab of www.SeaWorldInvestors.com. The webcast replay will be available until the Company’s fourth quarter 2019 earnings conference call.  A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on November 7, 2019 through 11:59 p.m. Eastern Time on November 14, 2019 by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations, and entering conference code 10135587.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain covenants in the Company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

The financial statement tables that accompany this press release include a reconciliation of historical non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. However, the Company has not reconciled the forward-looking Adjusted EBITDA long-term goal included in this press release to the most directly comparable GAAP financial measure because this cannot be done without unreasonable effort due to the seasonal nature of the Company’s business and the high variability, complexity and low visibility with respect to amounts for disposition of assets, income taxes and other expenses and adjusting items which are excluded from the calculation of Adjusted EBITDA. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a potentially significant impact on its future GAAP financial results.

[2]

The Company’s total leverage ratio as of September 30, 2019 is calculated by dividing total net debt by the last twelve months Adjusted EBITDA plus $14.9 million of estimated cost savings (based on certain specified actions the Company has taken, including restructuring and cost savings initiatives, which are permitted to be added back to twelve-month Adjusted EBITDA under the Company’s Amended Credit Agreement) (see accompanying tables).

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 36,000 animals in need over the last 55 years.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 55-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the Company’s theme parks, including the potential spread of contagious diseases; any risks affecting the markets in which the Company operates, such as natural disasters, severe weather and travel-related disruptions or incidents; increased labor costs and employee health and welfare benefits; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; incidents or adverse publicity concerning the Company’s theme parks; any adverse judgments or settlements resulting from legal proceedings as well as risks relating to audits, inspections and investigations by, or requests for information from, various federal and state regulatory agencies; cyber security risks and the failure to maintain the integrity of internal or guest data; technology interruptions or failures that impair access to the Company’s websites or information technology; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; risks associated with the Company’s cost optimization program, capital allocation plans, share repurchases and financing transactions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Vice President, Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Suzanne Pelisson Beasley

Manager, Corporate Communications

Suzanne.Pelisson-Beasley@SeaWorld.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2019	2018	$	%	2019	2018	$	%
Net revenues:
Admissions	$268,048	$279,873	$(11,825)	(4.2%)	$624,789	$635,682	$(10,893)	(1.7%)
Food, merchandise and other	205,618	203,302	2,316	1.1%	475,444	456,580	18,864	4.1%
Total revenues	473,666	483,175	(9,509)	(2.0%)	1,100,233	1,092,262	7,971	0.7%
Costs and expenses:
Cost of food, merchandise and other revenues	37,843	36,062	1,781	4.9%	87,062	85,012	2,050	2.4%
Operating expenses (exclusive of depreciation and amortization shown separately below)	175,634	198,781	(23,147)	(11.6%)	495,917	544,354	(48,437)	(8.9%)
Selling, general and administrative expenses	64,632	51,549	13,083	25.4%	174,601	186,076	(11,475)	(6.2%)
Restructuring and other separation costs (a)	1,207	3,866	(2,659)	(68.8%)	3,839	16,392	(12,553)	(76.6%)
Depreciation and amortization	40,822	41,187	(365)	(0.9%)	120,325	119,635	690	0.6%
Total costs and expenses	320,138	331,445	(11,307)	(3.4%)	881,744	951,469	(69,725)	(7.3%)
Operating income	153,528	151,730	1,798	1.2%	218,489	140,793	77,696	55.2%
Other income, net	(86)	(59)	(27)	(45.8%)	(138)	(38)	(100)	NM
Interest expense	21,463	19,500	1,963	10.1%	64,063	59,974	4,089	6.8%
Income before income taxes	132,151	132,289	(138)	(0.1%)	154,564	80,857	73,707	91.2%
Provision for income taxes	34,123	36,301	(2,178)	(6.0%)	40,905	25,016	15,889	63.5%
Net income	$98,028	$95,988	$2,040	2.1%	$113,659	$55,841	$57,818	103.5%
Earnings per share:
Earnings per share, basic	$1.25	$1.11			$1.40	$0.65
Earnings per share, diluted	$1.24	$1.10			$1.39	$0.64

Weighted average common shares outstanding:
Basic	78,164	86,616			81,003	86,410
Diluted (b)	78,804	87,542			81,738	87,029

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change		Last Twelve Months Ended September 30,
	2019	2018	$	%	2019	2018	$	%	2019
Net income	$98,028	$95,988	$2,040	2.1%	$113,659	$55,841	$57,818	103.5%	$102,606
Provision for income taxes	34,123	36,301	(2,178)	(6.0%)	40,905	25,016	15,889	63.5%	33,804
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (c)	—	—	—	—	—	—	—	—	8,150
Interest expense	21,463	19,500	1,963	10.1%	64,063	59,974	4,089	6.8%	85,003
Depreciation and amortization	40,822	41,187	(365)	(0.9%)	120,325	119,635	690	0.6%	161,645
Equity-based compensation expense (d)	1,162	5,183	(4,021)	(77.6%)	8,444	18,620	(10,176)	(54.7%)	11,976
Loss on impairment or disposal of assets and certain non-cash expenses (e)	1,425	4,222	(2,797)	(66.2%)	2,217	11,873	(9,656)	(81.3%)	9,206
Business optimization, development and strategic initiative costs (f)	9,270	7,670	1,600	20.9%	18,262	26,604	(8,342)	(31.4%)	21,118
Certain transaction and investment costs and other taxes (g)	468	2,890	(2,422)	(83.8%)	4,930	3,305	1,625	49.2%	4,978
Other adjusting items (h)	136	(544)	680	125.0%	182	15,808	(15,626)	(98.8%)	(896)
Adjusted EBITDA (i)	$206,897	$212,397	$(5,500)	(2.6%)	$372,987	$336,676	$36,311	10.8%	$437,590
Items added back to Adjusted EBITDA, after cost savings, as defined in the Amended Credit Agreement:
Estimated cost savings (j)									14,900
Adjusted EBITDA, after cost savings (k)									$452,490

Prior to the Amended Credit Agreement, the credit agreement governing the Company’s Senior Secured Credit Facilities limited the amount of certain add-backs as described in footnotes (f) and (h) below. The Adjusted EBITDA for all periods above reflects the current definitions in the Amended Credit Agreement.  The following table reconciles the Adjusted EBITDA calculation as previously defined prior to the Amended Credit Agreement to the Adjusted EBITDA calculation as defined in the Amended Credit Agreement.  This table is presented as supplemental information only:

	For the Three Months Ended September 30, 2018	For the Nine Months Ended September 30, 2018
Adjusted EBITDA (as previously defined)	$204,852	$322,354
Certain expenses over previous credit agreement limit (f)	7,670	11,604
Taxes related to other adjusting items not previously added back (h)	(125)	2,718
Adjusted EBITDA (as defined in the Amended Credit Agreement)	$212,397	$336,676

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2019	2018	$	%	2019	2018	$	%
Net cash provided by operating activities	$146,297	$140,644	$5,653	4.0%	$313,683	$267,458	$46,225	17.3%
Capital expenditures	40,142	43,506	(3,364)	(7.7%)	152,880	140,878	12,002	8.5%
Free Cash Flow (l)	$106,155	$97,138	$9,017	9.3%	$160,803	$126,580	$34,223	27.0%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of September 30, 2019	As of December 31, 2018
Cash and cash equivalents	$50,917	$34,073
Total assets (m)	$2,270,810	$2,115,602
Long-term debt, including current maturities:
Term B-5 Loans	$1,511,760	$1,523,389
Revolving Credit Facility	50,000	30,000
Total long-term debt, including current maturities	$1,561,760	$1,553,389
Total stockholders’ equity	$231,703	$265,194

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Nine Months Ended September 30,		Change
	2019	2018	#	%
Capital Expenditures:
Core (n)	$137,053	$139,247	$(2,194)	(1.6%)
Expansion/ROI projects (o)	15,827	1,631	14,196	NM
Capital expenditures, total	$152,880	$140,878	$12,002	8.5%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2019	2018	#	%	2019	2018	#	%
Attendance	8,123	8,344	(221)	(2.6%)	17,925	17,982	(57)	(0.3%)
Total revenue per capita (p)	$58.31	$57.91	$0.40	0.7%	$61.38	$60.74	$0.64	1.1%

NM-Not meaningful.

(a) Reflects restructuring and other separation costs.  For the nine months ended September 30, 2018 primarily relates to severance and other employment expenses for certain executives whose employment terminated during 2018.

(b)  During the three and nine months ended September 30, 2019, there were 394,000 and 300,000 anti-dilutive shares of common stock excluded from the computation of diluted earnings per share, respectively. There were no anti-dilutive shares of common stock equivalents excluded from the computation of diluted earnings per share during the three months ended September 30, 2018.  During the nine months ended September 30, 2018, there were approximately 1,736,000 anti-dilutive shares excluded from the computation of diluted earnings per share.

(c) Reflects the write-off of $8.2 million in debt issuance costs incurred on the Term B-5 Loans during the twelve months ended September 30, 2019.

(d) Reflects non-cash equity compensation expenses associated with the grants of equity compensation.  For the nine months ended September 30, 2018 includes approximately $5.5 million related to equity awards which were accelerated to vest in connection with the departure of certain executives, as required by their respective employment agreements.

(e) Reflects primarily non-cash expenses related to miscellaneous fixed asset disposals and impairments.  For the three and nine months ended September 30, 2018 and for the twelve months ended September 30, 2019, primarily reflects asset write-offs related to certain rides and equipment which were removed from service.

(f) For the three and nine months ended September 30, 2019, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $6.5 million and $12.5 million, respectively, of third party consulting costs and (ii) $1.2 million and $3.8 million, respectively, of severance and other employment costs primarily associated with positions eliminated.

For the three and nine months ended September 30, 2018, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $3.9 million and $16.4 million, respectively, of severance and other employment costs which, for the three months ended September 30, 2018 primarily related to a restructuring program in 2018 and for the nine months ended September 30, 2018, primarily related to costs associated with the departure of certain executives during 2018; (ii) $3.6 million and $8.9 million, respectively, of third party consulting costs; and (iii) $0.2 million and $1.3 million, respectively, of product and intellectual property development costs.

For the twelve months ended September 30, 2019, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $14.3 million of third party consulting costs and (ii) $4.8 million of severance and other employment costs primarily associated with positions eliminated.

Prior to the Amended Credit Agreement, due to limitations under the credit agreement governing the Company’s Senior Secured Credit Facilities, the amount which the Company was able to add back to Adjusted EBITDA for these costs, was limited to $15.0 million in any fiscal year.

(g) For the nine and twelve months ended September 30, 2019, includes approximately $4.3 million relating to expenses associated with the previously disclosed transfer of shares and related transactions. For the three and nine months ended September 30, 2018, reflects primarily a loss of approximately $2.8 million relating to expenses incurred and fees associated with the termination of an agreement.

(h) Reflects the impact of expenses, net of insurance recoveries and adjustments, incurred primarily related to certain legal matters, which the Company is permitted to exclude under the credit agreement governing the Company’s Senior Secured Credit Facilities due to the unusual nature of the items.  For the three and nine months ended September 30, 2018, includes approximately $1.5 million of insurance recoveries received related to these legal matters. For the nine months ended September 30, 2018, also includes $12.1 million related to legal settlements. Prior to the Amended Credit Agreement, these items were excluded on an after-tax basis only.

(i) Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the Company’s Senior Secured Credit Facilities.  Prior to the Amended Credit Agreement, the credit agreement governing the Company’s Senior Secured Credit Facilities limited the amount of certain add-backs as described in footnotes (f) and (h) above.

(j) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 18 month period related to certain specified actions, including restructurings and cost savings initiatives.  These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Amended Credit Agreement and does not impact the Company’s reported GAAP net income (loss).  The Amended Credit Agreement limits the amount of such estimated savings which may be reflected to 25% of Adjusted EBITDA, calculated for the last twelve months before the impact of these estimated cost savings. Prior to the Amended Credit Agreement, the credit agreement limited the amount of such estimated savings which could be reflected in the calculation of Adjusted EBITDA to $10.0 million for any four consecutive fiscal quarters calculated as the amount the Company expected to realize over the following twelve month period.

(k) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings as described in footnote (j) above.

(l) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures. Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

(m) Total assets as of September 30, 2019 includes the impact from the adoption of Accounting Standards Codification (“ASC”) 842, Leases, which required right of use assets associated with the Company’s leases to be recorded on the balance sheet.  Right of Use Assets–Operating Leases of approximately $142.5 million are included in total assets as of September 30, 2019.

(n) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(o)  Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(p) Calculated as total revenues divided by attendance.